Exhibit (b)(1)

Execution Version

JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022	DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH 1 Columbus Circle New York, New York 10019	U.S. BANK NATIONAL ASSOCIATION 214 N. Tryon Street, 26th Floor Charlotte, North Carolina 28202

TRUIST SECURITIES, INC. 740 Battery Ave SE Atlanta, GA 30339	NATIXIS, NEW YORK BRANCH 1251 Avenue of the Americas New York, New York 10020	FIFTH THIRD BANK, NATIONAL ASSOCIATION 201 North Tyron Street Charlotte, North Carolina 28202

BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 151 West 42nd Street New York, New York 10036	CITIZENS BANK, N.A. 28 State Street Boston, MA 02109	BANCO SANTANDER, S.A., NEW YORK BRANCH 437 Madison Avenue New York, New York 10022

Highly Confidential

March 13, 2026

MCW PARENT, LP

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Boulevard Suite 2000

Los Angeles, CA 90025

Attention: Jonathan Seiffer and Taida Smailhodzic

Project Boson

$900.0 million Incremental Term Facility

Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to (a) that certain commitment letter (the “Original Commitment Letter”) dated February 17, 2026 (the “Original Commitment Letter Date”) by and between Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate, “Jefferies”) and you and (b) that certain amended and restated commitment letter (the “First A&R Commitment Letter”) dated March 11, 2026 (the “First A&R Commitment Letter Date”) by and among Jefferies, U.S. Bank National Association (“U.S. Bank”), Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank AG New York Branch (“Deutsche Bank” and, collectively, together with DBSI, “DB”), Fifth Third Bank, National Association (“Fifth Third”), Bank of Montreal (“Bank of Montreal”) and BMO Capital Markets Corp. (“BMOCM” and, together with Bank of Montreal, “BMO”), Banco Santander, S.A., New York Branch (“Santander”), and you. The First A&R Commitment Letter is hereby amended and restated in its entirety by this Commitment Letter, and the First A&R Commitment Letter shall be superseded in its entirety and of no further force and effect upon the effectiveness of this Commitment Letter; provided that (i) Jefferies shall be entitled to the benefits of Section 7 hereof as if it were in effect as of the Original Commitment Letter Date and (ii) the Commitment Parties party to the First A&R Commitment Letter shall be entitled to the benefits of Section 7 as if it were in effect as of the First A&R Commitment Letter Date.

You have advised Jefferies, DB, U.S. Bank, Truist Securities, Inc. (“Truist”), Natixis, New York Branch (“Natixis”), Fifth Third, BMO, Citizens Bank, N.A. (“Citizens”) and Santander (together with Jefferies, DB, U.S. Bank, Truist, Natixis, Fifth Third, BMO and Citizens, “we”, “us” or the “Commitment Parties” and each, a “Commitment Party”) that MCW Parent, LP, a Delaware limited partnership (“you” or the “Buyer”), formed at the direction of Leonard Green & Partners, L.P., and/or its affiliates (collectively, and together with any investment funds controlled or advised by the foregoing entities, the “Sponsor”), intends, directly or indirectly, to acquire certain outstanding equity interests in a business previously identified to us and code-named “Project Boson” (the “Company” or the “Target”; the Target and its subsidiaries, collectively, the “Acquired Business”) and to consummate the other transactions described in Exhibit A hereto, including the merger of Boson Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into the Target, with the Target surviving such merger as a wholly-owned direct subsidiary of the Buyer. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits and other attachments hereto.

1.	Commitments.

In connection with the Transactions, each Commitment Party commits to provide that amount of the Incremental Term Facility set forth opposite its name on Schedule I (the “Commitment Schedule”) to this Commitment Letter (each Commitment Party providing such a commitment, an “Initial Lender”).

The Incremental Term Facility will have the terms set forth on the Term Sheet attached to this Commitment Letter, and the commitments of each Initial Lender are subject only to the satisfaction or waiver by the Lead Arrangers of the Financing Conditions. The commitments of the Commitment Parties with respect to the Incremental Term Facility shall be on a several, and not joint and several, basis. This second amended and restated commitment letter, together with the Term Sheet and the other attachments hereto and thereto, is referred to herein as this “Commitment Letter”. This Commitment Letter and the Fee Letter are collectively referred to herein as the “Commitment Papers”.

2.	Titles and Roles.

In connection with the Transactions, each Commitment Party (acting alone or through or with affiliates selected by it) will act with and have the title(s) and in the role(s) set forth opposite its name with respect to the Incremental Term Facility on the Commitment Schedule. Each Commitment Party identified on the Commitment Schedule as the “Left Lead Arranger” or a “Lead Arranger” for the Incremental Term Facility is referred to in the Commitment Papers as a “Lead Arranger” and, collectively, as the “Lead Arrangers”.

3.	Syndication.

The Lead Arrangers for the Incremental Term Facility reserve the right, prior to or after the execution of the Facility Documentation, to syndicate all or a portion of the commitments with respect to the Incremental Term Facility to a group of banks, financial institutions and other institutional lenders that are identified by such Lead Arrangers and subject to your prior written consent, such consent not to be unreasonably withheld or delayed; provided that investment objectives, history of any proposed lenders or their affiliates and/or general strategic efforts, including relating to investment banking relationships, shall be a reasonable basis for you to withhold consent (together with the Initial Lenders, the “Lenders”). The Lead Arrangers will syndicate the Incremental Term Facility to those banks, financial institutions, other institutional lenders and other persons identified by you in writing that agree to join the syndicate (collectively, the “Relationship Lenders”). The Lead Arrangers will not syndicate to the following entities (collectively, the “Disqualified Lenders”):

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(a)	those entities identified by you or the Sponsor or on your behalf in writing, from time to time, as competitors (or affiliates of competitors) of the Acquired Business;

(b)

(i) any persons that are engaged as principals primarily in private equity, mezzanine financing or venture capital (other than bona fide debt fund affiliates of the Commitment Parties) identified in writing by or on behalf of you or the Sponsor to the Left Lead Arranger on or prior to the First A&R Commitment Letter Date and (ii) those banks, financial institutions, other institutional lenders and other persons identified in writing by or on behalf of you or the Sponsor to the Left Lead Arranger on or prior to the First A&R Commitment Letter Date; and

(c)

any person that is (or becomes) an affiliate of the entities described in the preceding clauses (a) and (b) (other than, with respect to clause (a), any bona fide debt fund affiliates thereof (except to the extent separately identified under clause (a) or (b) above)); provided that such person is either reasonably identifiable as an affiliate on the basis of its name or is identified in writing to us, a Lead Arranger or an Administrative Agent by or on behalf of you or the Sponsor.

No Disqualified Lender may become a Lender or have any commitment or right (including a participation right) with respect to the Incremental Term Facility. To the extent persons are identified as Disqualified Lenders in writing by you after the First A&R Commitment Letter Date pursuant to clauses (a) or (c) above (or otherwise become a Disqualified Lender after the date of this Commitment Letter), the inclusion of such persons as Disqualified Lenders (or such person becoming a Disqualified Lender) shall not retroactively invalidate prior assignments or participations to such person that were made in compliance with applicable assignment or participation provisions; provided that the Borrower shall have the benefit of the yank-a-bank provisions in the Existing Credit Agreement with respect to such persons.

Notwithstanding the Lead Arrangers’ right to syndicate the Incremental Term Facility and receive commitments with respect thereto,

(i) no Initial Lender will be relieved, released or novated from its obligations under the Commitment Papers in connection with any syndication, assignment or participation of the Incremental Term Facility, including its commitments and obligations to fund the Incremental Term Facility, until after the funding of the Incremental Term Facility has occurred;

(ii) no assignment or novation will become effective (as between you and the Initial Lenders) with respect to all or any portion of an Initial Lender’s commitments in respect of the Incremental Term Facility until the funding of the Incremental Term Facility has occurred, and

(iii) unless you otherwise expressly agree in writing, the Initial Lenders will retain exclusive control over all rights and obligations with respect to their commitments in respect of the Incremental Term Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the funding under the Incremental Term Facility has occurred.

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Each Lead Arranger intends to commence syndication efforts promptly upon the execution of this Commitment Letter and, as part of its syndication efforts, it is such Lead Arranger’s intent to have Lenders commit to the Incremental Term Facility prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Lead Arrangers in completing a Successful Syndication (as defined in the Fee Letter) until the date that is the earlier of (a) the date that is 30 days after the Closing Date and (b) the date on which a Successful Syndication with respect to the Incremental Term Facility is achieved (such earlier date, the “Syndication Date”). Such assistance shall be limited to the following, upon request:

(i)

your using your commercially reasonable efforts to ensure that any syndication efforts benefit from the Sponsor’s existing lending and investment banking relationships and to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the existing lending and investment banking relationships of the Acquired Business;

(ii)

your using your commercially reasonable efforts to arrange for direct contact with senior management of the Acquired Business to the extent practical and appropriate and not in contravention of the Acquisition Agreement and the proposed Lenders at times and locations to be mutually agreed upon;

(iii)

your assistance (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, your using your commercially reasonable efforts to cause the Acquired Business to assist) in the preparation of a customary confidential information memorandum (the “Confidential Information Memorandum”) for the Incremental Term Facility and other customary marketing materials to be used in connection with the syndication of the Incremental Term Facility; provided that (A) the Confidential Information Memorandum and such marketing material will be in a form consistent with confidential offering memoranda and marketing material used in recent similar transactions of portfolio companies of the Sponsor, (B) such assistance shall require you to use commercially reasonable efforts to deliver only such information as is customarily delivered by a borrower in debt facilities such as the Incremental Term Facility and (C) such assistance shall not require delivery of any information customarily provided by a financing source in the preparation of such Confidential Information Memorandum;

(iv)

your using your commercially reasonable efforts to procure or reaffirm, as applicable, prior to the launch of the general syndication of the Incremental Term Facility, a public corporate credit rating (but no specific rating) and a public corporate family rating (but no specific rating), as the case may be, for the Acquired Business and public ratings (but no specific rating) for the Incremental Term Facility from each of Standard & Poor’s Ratings Services and Moody’s Investors Services, Inc.; and

(v)

the hosting, with the Lead Arrangers, of one meeting (or, if reasonably acceptable to you and the Lead Arrangers, one or more telephone, video or other electronic conference) of prospective Lenders at a time and location to be mutually agreed upon.

Until the Syndication Date,

(A)

to the extent practical and appropriate and not in contravention of the Acquisition Agreement, you agree to use your commercially reasonable efforts to ensure that there will not be any such competing issues or facilities of the Acquired Business being offered, placed or arranged that would materially impair the primary syndication of the Incremental Term Facility prior to the Syndication Date (it being agreed that this clause (A) will not apply to any indebtedness (1) under the Incremental Term Facility or any revolving credit facility, (2) permitted to be incurred prior to the Closing Date, or remain outstanding on or after the Closing Date, pursuant to the terms of the Acquisition Agreement, (3) in respect

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of which a fee is payable pursuant to the Fee Letter or (4) the offering, placement or arrangement of which has been agreed to by us) and it being understood that the Acquired Business’s ordinary course debt (including ordinary course draws on, commitment increases under and/or amendments or other modifications to, any revolving facility), short-term working capital facilities and ordinary course capital leases, purchase money and equipment financings will not materially impair the primary syndication of the Incremental Term Facility; and

(B)

you agree to provide (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use your commercially reasonable efforts to cause the Acquired Business to provide) to the Lead Arrangers all customary information reasonably available to you with respect to the Acquired Business and the Transactions, including projections of the type customarily included in a “private side” bank book (such projections, together with financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request in connection with the syndication of the Incremental Term Facility; provided that (i) all such information will be in a form consistent with confidential offering memoranda and marketing material used in recent transactions of portfolio companies of the Sponsor, (ii) such information will include only information that is customarily delivered by a borrower in debt facilities such as the Incremental Term Facility and (iii) such information shall not include any information that is customarily provided by a financing source in the preparation of the Confidential Information Memorandum or related marketing materials.

For the avoidance of doubt, you will not be required to provide (or to cause any person to provide) (i) any information not reasonably available to you with respect to the Acquired Business under your current reporting systems or under the current reporting systems of the Acquired Business or financial information you or the Acquired Business do not maintain in the ordinary course of business or (ii) any trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Acquired Business or any of your or its respective affiliates; provided that, in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers promptly upon obtaining knowledge that such information is being withheld, and you shall use your commercially reasonable efforts to (x) obtain a waiver of such confidentiality obligation and (y) communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information.

Neither the commencement nor the completion of any syndication of the Incremental Term Facility (including the Successful Syndication), nor the receipt (or reaffirmation) of the ratings described above, nor compliance with the foregoing provisions of this Section 3, will constitute a condition to the commitments of the Initial Lenders hereunder. We acknowledge that neither the Acquired Business nor its affiliates has agreed to be restricted from incurring debt or liens prior to the date or time that the Acquisition is required to be consummated pursuant to the terms of the Acquisition Agreement (the “Acquisition Date”), except as specifically set forth in the Acquisition Agreement, and that prior to the Acquisition Date, the Acquired Business is obligated to assist with respect to the Incremental Term Facility and any other financing for the Transactions only to the extent set forth in the Acquisition Agreement. The extent of such restrictions and assistance (as set forth in the Acquisition Agreement) is acceptable to us. Your obligations under the Commitment Papers to use “commercially reasonable efforts” (a) to take any action shall not require you or any of your affiliates to make any equity contribution or to incur any fee, expense or liability not specifically contemplated by the Commitment Papers (including any “market flex” provisions) and (b) to cause the Acquired Business or its management or affiliates to take (or to refrain from taking) any action that is subject to the terms of the Acquisition Agreement, and it will not require you, under any

Project Boson – Incremental Term Facility Commitment Letter

circumstances, to commence any litigation or to take any action that is not practical, appropriate or reasonable in light of the circumstances or in contravention of the terms of the Acquisition Agreement, including terminating the Acquisition Agreement, to take any action that would reasonably be expected to permit the Acquisition Agreement to be terminated or to commence litigation with respect to the Acquisition Agreement. Prior to the Acquisition Date, your obligations to cause the Acquired Business to take (or refrain from taking) any action shall be limited to your commercially reasonable efforts.

Except as set forth above, the Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Incremental Term Facility, including (a) decisions as to the selection of institutions to be approached, which will include Relationship Lenders, if any, and exclude Disqualified Lenders, (b) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), when they will be approached, (c) when their commitments will be accepted, (d) which institutions will participate (which will include Relationship Lenders, if any, and exclude Disqualified Lenders), (e) subject to your prior written consent (such consent not to be unreasonably withheld or delayed), the allocation of the commitments among the Lenders and (f) the amount and distribution of fees among the Lenders.

4.	Information; Financial Statements.

You hereby represent and warrant (prior to the Closing Date, with respect to information provided by or concerning the Acquired Business or its operations or assets, to your actual knowledge) that,

(a)

all written information and written data (other than the Projections and information of a general economic or industry nature (the “Information”)) that has been or will be made available to the Commitment Parties by or on behalf of you in connection with the transactions contemplated hereby, when taken as a whole, is or will be correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto); and

(b)

the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you, when taken as a whole, have been or will be prepared, in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time any such Projections are delivered to the Lead Arrangers; it being understood that (1) Projections are not to be viewed as facts, (2) Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Acquired Business and the Sponsor, (3) no assurance can be given that any particular Projections will be realized, and (4) actual results may differ and such differences may be material.

You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will, and will use commercially reasonable efforts to cause the Acquired Business to, supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances; it being understood, in each case, that such supplementation shall cure any breach of such representation. In arranging and syndicating the Incremental Term Facility, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof, and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or Projections. For the avoidance of doubt, the accuracy of the representations set forth above is not a condition precedent to the commitments hereunder or the funding of the Incremental Term Facility on the Closing Date.

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You acknowledge that (a) we may make available the Information and the Projections to a proposed syndicate of Lenders (other than Disqualified Lenders) by posting the Information or the Projections on IntraLinks or another similar electronic system (the “Platform”), in each case, subject to a market standard “click through” or similar confidentiality agreement (reasonably approved by you), and (b) certain Lenders (each, a “Public Lender”) may not wish to receive information with respect to you, the Acquired Business and your and the Acquired Business’s respective subsidiaries or your and their respective securities that is not publicly available or has not been (or would not be expected to be) made available to investors in connection with a Rule 144A or public offering of your or the Acquired Business’s securities (“material non-public information”). At the request of the Lead Arrangers, you agree to use your commercially reasonable efforts to assist us in preparing an additional version of the Confidential Information Memorandum (the public-side version) to be used by Public Lenders, that will include only information that is either publicly available information that you would expect to be made available to investors in connection with a Rule 144A or public offering of your or the Acquired Business’s securities, or not material with respect to you, the Acquired Business or your and its respective subsidiaries or your and its respective securities for purposes of United States federal and state securities laws. Information excluded from such public-side version is referred to herein as material non-public information. It is understood that in connection with the assistance described above, (i) to the extent reasonably requested by the Lead Arrangers, you agree to use your commercially reasonable efforts to cause the Acquired Business to deliver a customary authorization letter to be included in each Confidential Information Memorandum (provided that any representation in such authorization letter will be consistent with the representations set forth in the first sentence of this Section 4 except that such representation will not be knowledge-qualified) that authorizes the distribution of such Confidential Information Memorandum to prospective Lenders (other than Disqualified Lenders) and confirms that the public-side version does not include material non-public information; (ii) each Confidential Information Memorandum will exculpate you, the Sponsor, the Acquired Business, and us and your and our respective affiliates with respect to the content and the use of such Confidential Information Memorandum or any related marketing material by the recipients thereof; (iii) the public-side version of the Confidential Information Memorandum and information provided to Public Lenders may include the following information, except to the extent you notify us to the contrary (prior to their distribution) and provided that you have been given a reasonable opportunity to review such public-side version and comply with U.S. Securities and Exchange Commission disclosure requirements: (A) drafts and final versions of the Facility Documentation, related definitive documentation (if any) and customary marketing term sheets that have been approved by you, (B) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the Incremental Term Facility; (iv) at our request, you agree to use your commercially reasonable efforts to identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (v) we will be entitled to treat any Information and Projections that are not specifically identified as “PUBLIC” as being suitable for posting only on the portion of the Platform not available to or accessible by Public Lenders.

5.	Fees.

As consideration for the commitments of each Initial Lender and each Lead Arranger’s and other agents’ agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the second amended and restated fee letter dated the date hereof, by and among the Commitment Parties and you, and delivered in connection with the Incremental Term Facility (the “Fee Letter”). Once paid, such fees will not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter or otherwise agreed in writing by the parties hereto.

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6.	Conditions Precedent.

The commitments of each Initial Lender with respect to the Incremental Term Facility and each Lead Arranger’s and each agents’ agreements to perform the services described herein are subject to the satisfaction (or waiver by the Lead Arrangers) of only the conditions precedent set forth in Exhibit C hereto (such conditions, the “Financing Conditions” and such exhibit, the “Conditions Annex”).

Notwithstanding anything in the Commitment Papers, the Facility Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, the following provisions (the “Certain Funds Provisions”) will apply:

(a) the only representations and warranties that will be made on the Closing Date and the making and accuracy of which will be a condition to the initial availability and/or funding of the Incremental Term Facility on the Closing Date will be the Acquisition Agreement Representations and the Specified Representations; provided that (i) a failure of an Acquisition Agreement Representation to be accurate will not result in a failure of a Financing Condition, unless such failure results in a failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement or such failure gives you or your applicable affiliate the right (taking into account any notice and cure provisions) to terminate your obligation to consummate the Acquisition pursuant to the terms of the Acquisition Agreement, and (ii) the only representations and warranties made in connection with the Transactions on the Closing Date the inaccuracy of which could result in a default or event of default under the Incremental Term Facility are the Specified Representations;

(b) the terms of the Facility Documentation and the Closing Deliverables will be subject to the Documentation Principles, will contain no conditions to the funding of (or provision of commitments under) the Incremental Term Facility other than the Financing Conditions, and in any event will be in a form such that they do not impair the availability of the Incremental Term Facility on the Closing Date if the Financing Conditions are satisfied (or waived by the Lead Arrangers) (it being understood that (i) the attachment and perfection of any lien on Collateral (as defined in the Existing Credit Agreement) (other than Collateral consisting of personal property in which a valid lien may be created pursuant to Article 9 of the New York UCC) securing the Incremental Term Facility is not a condition precedent to the availability of the Incremental Term Facility, will not affect the size of the Incremental Term Facility and the failure of any lien on the Collateral to attach or be perfected on the Closing Date will not result in a default or event of default under the Incremental Term Facility (whether as a result of the inaccuracy of the representation set forth in clause (g) of the definition of “Specified Representations” or otherwise) and (ii) if any lien on Collateral securing the Incremental Term Facility does not attach or become perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, such attachment or such perfection will not constitute a condition precedent to the availability of the Incremental Term Facility and will not affect the size of the Incremental Term Facility and will not result in a default or event of default under the Incremental Term Facility (whether as a result of the inaccuracy of the representation set forth in clause (g) of the definition of “Specified Representations” or otherwise), but will be required within 90 days after the Closing Date);

(c) there are no conditions (implied or otherwise) to the commitments and agreements hereunder (including compliance with the terms of the Commitment Papers or the Facility Documentation), other than the Financing Conditions, and upon satisfaction (or waiver by the Lead Arrangers) of the Financing Conditions, the Administrative Agent, the Collateral Agent, each Lender and each other party thereto will execute and deliver the Facility Documentation to which it is a party and the funding of the Incremental Term Facility will occur; and

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(d) the execution and delivery by the Borrower and each Guarantor (as defined in the Existing Credit Agreement) of the Facility Documentation to which it is required to be a party on the Closing Date shall be accomplished under escrow arrangements pursuant to which the Borrower’s and each Guarantor’s signature pages are provided to the Administrative Agent for the Incremental Term Facility before (or coincident with) the time the Acquisition is consummated in accordance with the Acquisition Agreement (the “Acquisition Effective Time”), and such signature pages (and the Facility Documentation and related deliverables to which the Borrower and Guarantors are party) shall be automatically released from escrow to such Administrative Agent concurrently with the consummation of the merger of Merger Sub with and into the Target (the “Upstream Merger”), which such Upstream Merger shall occur after the Acquisition Effective Time, and the adoption of related authorizing resolutions. The Borrower’s and Guarantors’ signature pages may be executed by individuals that will be officers and/or directors of the Borrower upon consummation of the Acquisition, whether or not such individuals are officers and/or directors of such entities prior to the consummation of the Acquisition so long as such individuals are authorized in such capacity at the time such signature pages are released from the applicable escrow arrangements.

“Acquisition Agreement Representations” means such of the representations and warranties made by the Acquired Business with respect to the Acquired Business in the Acquisition Agreement to the extent a breach of such representations and warranties is materially adverse to the interests of the Lenders (in their capacities as such).

“Specified Representations” means the representations and warranties of the Borrower and Holdings set forth in the Facility Documentation relating to (a) their organizational existence, organizational power and authority (only as to execution, delivery and performance of the applicable Facility Documentation and the extensions of credit thereunder), (b) their due authorization, execution, delivery and enforceability (against them) of the applicable Facility Documentation, (c) solvency on a consolidated basis as of the Closing Date (consistent with the solvency certificate attached as Exhibit I to the Existing Credit Agreement), (d) no conflicts of Facility Documentation with their charter documents (as in effect upon consummation of, or immediately after consummation of, the Acquisition), (e) compliance of the Transactions with Federal Reserve margin regulations, the Investment Company Act and the Patriot Act, (f) use of proceeds of the Incremental Term Facility not violating OFAC, FCPA and applicable sanctions and anti-money laundering laws and (g) attachment and perfection of security interests in the Collateral (subject to Permitted Liens (as defined in the Existing Credit Agreement) and the Certain Funds Provisions).

7.	Indemnification; Expenses.

You agree to indemnify and hold harmless each Commitment Party and its affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with the Original Commitment Letter, the Original Fee Letter, the First A&R Commitment Letter, the First A&R Fee Letter, the Commitment Papers, the Transactions or the Incremental Term Facility, or any claim, litigation, investigation or proceeding (each, an “Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person, promptly after receipt of a written request, together with customary backup documentation in reasonable detail, for any reasonable and documented out-of-pocket legal expenses (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant material jurisdiction (which may be a single local counsel acting in multiple jurisdictions) and, solely in the case of any actual or reasonably perceived conflict of interest between Indemnified Persons where the Indemnified Persons affected by such conflict inform you of such conflict, one additional counsel in each relevant material jurisdiction to each group of affected Indemnified Persons similarly situated taken as a whole) or other reasonable and

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documented in reasonable detail out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not apply to losses, claims, damages, liabilities or expenses to the extent (a) resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Persons of such Indemnified Person, (b) arising from a material breach of the obligations of such Indemnified Person or any Related Indemnified Persons of such Indemnified Person under the Commitment Papers or the Facility Documentation, including the failure to fund the Incremental Term Facility upon satisfaction of the Financing Conditions (in the case of clauses (a) and (b) as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (c) arising from any dispute among Indemnified Persons or any Related Indemnified Persons of the foregoing, other than any Actions against any Commitment Party in its capacity as, or in fulfilling its role as, an Administrative Agent, Lead Arranger or other agency role under the Incremental Term Facility and other than any claims arising out of any act or omission on the part of you or any of your affiliates.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund and to return promptly any and all amounts paid under the indemnification provisions of this Commitment Letter to such Indemnified Person for any such losses, claims, damages, liabilities or expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof as finally determined by a final, non-appealable judgment of a court of competent jurisdiction, and, to the extent not a party hereto, the agreement of an Indemnified Person to this provision is a condition to the indemnity provided herein. Notwithstanding any other provision of this Commitment Letter, except to the extent resulting from the willful misconduct, bad faith or gross negligence of (or material breach of the Original Commitment Letter, the Original Fee Letter, the First A&R Commitment Letter, the First A&R Fee Letter or the Commitment Papers by) such Indemnified Person or any Related Indemnified Persons of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable judgment), no Indemnified Person will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and neither any Indemnified Person, nor you or the Acquired Business (or any of their respective affiliates or agents, or any of their or any of their affiliate’s or agent’s directors, officers, employees, controlling persons, affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Original Commitment Letter, the Original Fee Letter, the First A&R Commitment Letter, the First A&R Fee Letter or the Commitment Papers, the Incremental Term Facility, the Transactions (including the Incremental Term Facility and the use of proceeds thereunder), or with respect to any activities or other transactions related to the Incremental Term Facility; provided that this sentence shall not limit your indemnification or reimbursement obligations set forth herein to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. Notwithstanding anything in the Original Commitment Letter, the Original Fee Letter, the First A&R Commitment Letter, the First A&R Fee Letter or the Commitment Papers, you will not have any obligation to indemnify any Indemnified Person for income taxes (or similar taxes) incurred by such person in connection with the fees or other compensation such person received in connection with the Original Commitment Letter, the Original Fee Letter, the First A&R Commitment Letter, the First A&R Fee Letter or the Commitment Papers; provided that this sentence shall not limit the Borrower’s indemnification obligations and other obligations with respect to withholding taxes and other taxes after the Closing Date and such obligations shall be governed by the terms of the Facility Documentation.

You will not be liable for any settlement of any Action effected without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent or if there is a final judgment in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the indemnification provisions of this Commitment Letter. You

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will not, without the prior written consent of an Indemnified Person, effect any settlement of any Action in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such Actions and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (a) any controlling person or controlled affiliate of such Indemnified Person, (b) the respective directors, partners, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (c) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (c), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation of this Commitment Letter and/or the syndication of the Incremental Term Facility.

Upon and subject to the occurrence of the Closing Date and the funding of the Incremental Term Facility, you agree to (or cause the Borrower to) reimburse each Commitment Party for its reasonable and documented in reasonable detail out-of-pocket expenses (including expenses of each Lead Arranger’s due diligence investigation, syndication expenses and travel expenses, but limited, in the case of legal expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of the single counsel to the Lead Arrangers identified in the Term Sheet and, if reasonably necessary, of a single local counsel to the Commitment Parties identified to you prior to the Closing Date in each relevant material jurisdiction, which may be a single local counsel acting in multiple material jurisdictions), in each case, incurred solely in connection with the preparation, negotiation, execution and delivery of the Original Commitment Letter, the Original Fee Letter, the First A&R Commitment Letter, the First A&R Fee Letter or the Commitment Papers and the Facility Documentation (collectively, the “Expenses”). For the avoidance of doubt, neither you nor the Borrower will be required to reimburse the Commitment Parties for any Expenses in the event the Closing Date does not occur. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities; Binding Obligations.

As you know, Jefferies and/or one of its affiliates, has been retained by you (or one of your affiliates) as a financial advisor (in such capacity, the “Buy-Side Financial Advisor”) in connection with the Acquisition. You acknowledge such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisor, on the one hand, and such Commitment Parties’ or their affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of the Buy-Side Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of the Buy-Side Financial Advisor or its affiliates.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities, and financial planning and benefits counseling) to other companies in respect of which you or the Acquired Business may have conflicting interests. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to such other companies. You also acknowledge that we do not have any obligation to use, in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from such other companies.

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You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and any Commitment Party is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not, directly or indirectly, give rise to, nor do you rely on, any fiduciary duty on the part of such Commitment Party, and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that each Commitment Party and its affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that such Commitment Party has no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, each Commitment Party may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Acquired Business, and such affiliates will be entitled to the benefits afforded to, and subject to the obligations (including, for the avoidance of doubt, confidentiality obligations) of, such Commitment Party under this Commitment Letter.

You further acknowledge that each Commitment Party and its affiliates may be a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of you, the Acquired Business and the Sponsor and other companies with which you, the Acquired Business or the Sponsor may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party, its affiliates or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and the process leading thereto. Additionally, you acknowledge and agree that we are not advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You will consult with your own advisors concerning such matters and will be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.

We represent and warrant that the Commitment Papers constitute our legally valid and binding obligation to provide services set forth herein, execute and deliver the Facility Documentation and to fund the Incremental Term Facility upon satisfaction or waiver of the Financing Conditions, in each case, enforceable at law and in equity in accordance with their terms. You represent and warrant that the Commitment Papers constitute your legally valid and binding obligation, enforceable at law and in equity against you in accordance with their terms; provided that nothing contained in the Commitment Papers obligates you or any of your affiliates to consummate any Transaction or to draw upon all or any portion of the Incremental Term Facility. No party hereto will take any position that is inconsistent with the foregoing representations and warranties.

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9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and the commitments hereunder are not assignable (except (a) any assignment by you to (i) one of your affiliates that is a newly formed domestic “shell” company controlled by the Sponsor that consummates or intends to consummate the Acquisition or (ii) the Borrower and (b) any assignment that occurs as a matter of law) without the prior written consent of each other party hereto, and any attempted assignment without such consent will be null and void.

This Commitment Letter is intended to be solely for the benefit of the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons solely to the extent expressly set forth herein) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by each Commitment Party hereunder may be performed by or through any of its affiliates or branches, and such affiliates and branches will be entitled to the benefits afforded to, and will be subject to the obligations (including, for the avoidance of doubt confidentiality obligations) of, such Commitment Party under this Commitment Letter. Except as otherwise set forth herein, this Commitment Letter may not be amended or any provision hereof waived or modified except in a writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including in “.pdf” format) will be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and will not affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter or any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Commitment Papers supersede all prior understandings, whether written or oral, among you and us with respect to the Incremental Term Facility and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING UNDER OR RELATING TO THIS COMMITMENT LETTER, WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Acquisition Agreement) has occurred, including for purposes of the Financing Conditions), (b) the determination of the accuracy of any Acquisition Agreement Representation and whether as a result of any inaccuracy of any Acquisition Agreement Representation there has been a failure of a Financing Condition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall be governed by the internal Laws (as defined in the Acquisition Agreement) of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction. A determination by any court of competent jurisdiction (including any court or arbitration body contemplated by the Acquisition Agreement) with respect to any of the foregoing matters described in clauses (a) through (c) of the proviso of the immediately preceding sentence shall be conclusive for all purposes hereunder.

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10.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THE TRANSACTIONS, THE COMMITMENT PAPERS OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each party hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any such court, in any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers, or for recognition or enforcement of any judgment, and whether based upon contract, tort or otherwise and whether at law or in equity, and agrees that all claims in respect of any such suit, action, proceeding, claim or counterclaim will be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action, proceeding, claim or counterclaim arising out of or relating to the Commitment Papers in any court in which such venue may be laid in accordance with the preceding clause of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action, proceeding, claim or counterclaim in any such court, (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (e) agrees that a determination by any court of competent jurisdiction (including any court contemplated by the Acquisition Agreement and including any alternate dispute resolution procedures as may be contemplated by the Acquisition Agreement) with respect to the right to terminate the Acquisition Agreement and whether the parties thereto have an obligation to consummate the Acquisition (including with respect to termination rights and satisfaction of conditions) shall be conclusive for all purposes under this Commitment Letter. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above will be effective service of process against such party for any suit, action, proceeding, claim or counterclaim brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter, this Commitment Letter, the Original Commitment Letter, that certain fee letter dated the Original Commitment Letter Date (the “Original Fee Letter”) by and between Jefferies and you, the First A&R Commitment Letter, and that certain fee letter dated March 11, 2026 (the “First A&R Fee Letter”) by and among Jefferies, U.S. Bank, DB, Fifth Third, BMO, Santander and you, or their respective terms or substance, may be disclosed by you to any other person or entity prior to their acceptance by you, except:

a)

to the Sponsor, any investor or potential investor (including any Permitted Investor (as defined in the Existing Credit Agreement)) and to your and their respective officers, directors, employees, affiliates, controlling persons, members, partners, equity holders, attorneys, accountants, representatives, agents and advisors;

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b)	if each Commitment Party consents in writing to such proposed disclosure;

c)	that the Term Sheet and the existence of this Commitment Letter (but not any other contents of the Commitment Papers) may be disclosed to any rating agency in connection with the Transactions;

d)

pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so);

e)

you may disclose the Commitment Papers and the contents thereof to the Acquired Business and its officers, directors, employees, equity holders, attorneys, accountants, representatives, agents and advisors on a confidential basis;

f)

you may disclose the aggregate amount of the fees (including upfront fees and OID) payable under the Fee Letter as part of disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with any syndication of the Incremental Term Facility or other marketing efforts for debt to be used to finance the Transactions;

g)

you may disclose, on a confidential basis, the Fee Letter or the Original Fee Letter and the respective contents thereof to your and the Acquired Business’s auditors and accounting and tax advisers for customary accounting and tax purposes, including accounting for deferred financing costs;

h)	you may disclose the Commitment Papers in connection with the enforcement of your rights or remedies hereunder or under the Fee Letter;

i)

you may disclose this Commitment Letter and its contents (but not the Original Fee Letter, the Fee Letter or, in each case, the contents thereof) in any syndication of the Incremental Term Facility or other marketing efforts for a financing of the Transactions or in connection with any public or regulatory filing requirement relating to the Transactions; and

j)

you may disclose the Original Commitment Letter, this Commitment Letter and their respective contents (but not the Original Fee Letter, the First A&R Fee Letter, the Fee Letter or their respective contents) after your acceptance thereof or prior thereto to the extent that such information becomes publicly available other than by reason of improper disclosure by you or any of your affiliates in violation of any confidentiality obligations hereunder.

Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you or the Borrower and the contents of the Commitment Papers solely for the purpose of providing the services that are the subject of this Commitment Letter and will treat confidentially all such information and the Commitment Papers (including any market “flex” provisions); provided that the foregoing sentence will not prevent such Commitment Party from disclosing any such information, (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority, including any self-regulatory authority (in which

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case such Commitment Party agrees to inform you promptly thereof to the extent lawfully permitted to do so, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory (including self-regulatory) audit or examination conducted by accountants or any governmental or regulatory authority exercising examination or regulatory authority), (b) upon the request or demand of any governmental or regulatory authority (including any self-regulatory organization) having or claiming to have jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of any regulatory audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Borrower, the Sponsor or any of their respective affiliates, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and their officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions, are informed of the confidential nature of such information and are instructed to keep such information confidential, (g) except with respect to the Fee Letter, to bona fide prospective Lenders, participants or assignees or any bona fide potential counterparty (or its advisors) to any swap, derivative transaction or other transaction under which payments are to be made by reference to you, the Borrower or any of their respective subsidiaries or any of their respective obligations, the Commitment Letter or payments hereunder, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) which agreement will be pursuant to customary syndication practice, (h) to ratings agencies, (i) in connection with the enforcement of our rights hereunder or under the Fee Letter, (j) if you consent in writing to such proposed disclosure; or (k) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to the Commitment Letter; provided that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants will be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which will in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (ii) no such disclosure will be made to any Disqualified Lender.

For the avoidance of doubt, nothing in the first paragraph of this Section 12 shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental regulatory, or self-regulatory authority without any notification to any person.

After the closing of the Transactions and at such Commitment Party’s expense, each Commitment Party may (i) after consultation with and with the approval of the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transactions, including the amount, type and closing date of the Incremental Term Facility).

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The obligations under this section with respect to the Commitment Letter but not the Fee Letter will automatically terminate and be superseded by the confidentiality provisions in the Facility Documentation (to the extent set forth therein) upon the execution and delivery of the Facility Documentation and in any event will terminate on the first anniversary of the Original Commitment Letter Date.

13.	Surviving Provisions.

This Section 13 and the compensation (if applicable), syndication (if applicable), information (if applicable), indemnification, limitation of liability, expense (if applicable), payment of fees (if applicable), confidentiality, jurisdiction, venue, governing law, no agency or fiduciary duty and waiver of jury trial provisions contained in the Commitment Papers will remain in full force and effect regardless of whether definitive financing documentation is executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ and other agents’ several agreements to provide the services described herein; provided that your obligations under the Commitment Papers, other than those relating to compensation, the syndication of the Incremental Term Facility, information and confidentiality, will automatically terminate and be superseded by the Facility Documentation (with respect to indemnification, to the extent covered thereby) upon consummation of the Transactions and the payment of all amounts owing at such time under the Commitment Papers.

14.	Patriot Act Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and of 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

15.	Acceptance and Termination.

In the event that the Financing Conditions are not satisfied or waived on or prior to the date that is five business days after the “Termination Date” (as defined in the Acquisition Agreement as in effect as of the Original Commitment Letter Date, without giving effect to any extension provision contained in the definition thereof) or, if earlier, the date on which you notify us in writing that the Acquisition Agreement has terminated in accordance with its terms, then this Commitment Letter and the commitments and undertakings of each Commitment Party hereunder will automatically terminate, unless such Commitment Party, in its discretion, agrees to an extension. The termination of any commitment pursuant to this paragraph will not prejudice your rights and remedies in respect of any breach or repudiation of the Commitment Papers.

[Signature pages follow]

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We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

JEFFERIES FINANCE LLC

By:	/s/ John Koehler
Name:	John Koehler
Title:	Managing Director

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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DEUTSCHE BANK SECURITIES INC.

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John Huntington
Name:	John Huntington
Title:	Managing Director

By:	/s/ Sandeep Desai
Name:	Sandeep Desai
Title:	Managing Director

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Will Moore
Name:	Will Moore
Title:	Director

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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TRUIST SECURITIES, INC.

By:	/s/ Aaron Peyton
Name:	Aaron Peyton
Title:	Managing Director

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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NATIXIS, NEW YORK BRANCH

By:	/s/ Sumeet Sagoo
Name:	Sumeet Sagoo
Title:	Executive Director

By:	/s/ Brendan Austin
Name:	Brendan Austin
Title:	Vice President

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Tyler Fink
Name:	Tyler Fink
Title:	Principal

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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BANK OF MONTREAL

By:	/s/ Maggie Donahue
Name:	Maggie Donahue
Title:	Director

BMO CAPITAL MARKETS CORP.

By:	/s/ Aaron Weigel
Name:	Aaron Weigel
Title:	Managing Director

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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CITIZENS BANK, N.A.

By:	/s/ Charles T. Bender
Name:	Charles T. Bender
Title:	Managing Director

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	/s/ Max Wallins
Name:	Max Wallins
Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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Accepted and agreed to as of
the date first written above:

MCW PARENT, LP

By: MCW Holdings GP, LLC, its General Partner

By:	/s/ Jonathan Seiffer
Name:	Jonathan Seiffer
Title:	President

[SIGNATURE PAGE TO SECOND A&R COMMITMENT LETTER]

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SCHEDULE I

CONFIDENTIAL

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$900.0 million Incremental Term Facility

“Commitment Schedule”1

Commitments

In connection with the Transactions, each Commitment Party (collectively, the “Lenders” and each a “Lender”) commits to provide that amount of the Incremental Term Facility set forth opposite its name in the table below:

Commitment Party	Incremental Term Facility Commitment
Jefferies Finance LLC	$400,573,000
Deutsche Bank AG New York Branch	$90,000,000
U.S. Bank National Association	$83,077,000
Truist Securities, Inc.	$63,700,000
Natixis, New York Branch	$63,000,000
Fifth Third Bank, National Association	$60,882,000
Bank of Montreal	$55,200,000
Citizens Bank, N.A.	$43,200,000
Banco Santander, S.A., New York Branch	$40,368,000
Total	$900,000,000

Titles and Roles

In connection with the Transactions, each Commitment Party (acting alone or through or with affiliates selected by it) will act with and have the title(s) and in the role(s) set forth opposite its name with respect to the Incremental Term Facility.

[1]

All capitalized terms used but not defined in this schedule have the meanings given to them in the Commitment Letter to which this schedule is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this schedule is determined by reference to the context in which it is used.

Project Boson – Incremental Term Facility Commitment Letter

Schedule I

Commitment Party	Title/Role

Jefferies Finance LLC	Left Lead Arranger and Bookrunner

Deutsche Bank Securities Inc.	Lead Arranger and Bookrunner

U.S. Bank National Association	Lead Arranger and Bookrunner

Truist Securities, Inc.	Lead Arranger and Bookrunner

Natixis, New York Branch	Lead Arranger and Bookrunner

Fifth Third Bank, National Association	Lead Arranger and Bookrunner

BMO Capital Markets Corp.	Lead Arranger and Bookrunner

Citizens Bank, N.A.	Lead Arranger and Bookrunner

Banco Santander, S.A., New York Branch	Lead Arranger and Bookrunner

Project Boson – Incremental Term Facility Commitment Letter

Schedule I

CONFIDENTIAL	EXHIBIT A

Project Boson

$900.0 million Incremental Term Facility

“Transaction Description”1

It is intended that:

1. the Buyer will, directly or indirectly, acquire the Acquired Business pursuant to the Agreement and Plan of Merger, dated as of February 17, 2026, by and among the Buyer, Merger Sub, the Borrower and the Target (including all schedules, annexes and exhibits thereto, and as amended or modified from time to time in a manner that would not result in a failure of the condition precedent set forth in paragraph 1 of the Conditions Annex, the “Acquisition Agreement”), including by causing Merger Sub to merge with and into the Target, with the Target surviving such merger as a wholly-owned direct subsidiary of the Buyer (the “Acquisition”);

2. the Borrower will obtain a $900.0 million (or such lower amount as the Buyer may request and as such amount may be increased, at the Buyer’s election, pursuant to an Incremental Flex Increase, as defined in the Fee Letter) in aggregate principal amount of senior secured first lien incremental term loan facility (the “Incremental Term Facility”) under and pursuant to the Existing Credit Agreement and having terms materially consistent with those set forth on the term sheet attached to this Commitment Letter that is labeled “Term Sheet”; and

3. the proceeds of the Incremental Term Facility will be applied on the Closing Date to pay (or to make or one or more distributions to permit the applicable parent entity of the Borrower to pay):

•	the consideration payable by the Buyer or any applicable affiliate pursuant to the terms of the Acquisition Agreement; and

•	the fees, costs and expenses related to the Transactions (such fees, costs and expenses, the “Transaction Costs”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” The term sheet with respect to the Incremental Term Facility attached to this Commitment Letter is referred to herein as the “Term Sheet.” The Term Sheet (together with any “market flex” provisions and including the Documentation Principles) reflect all material terms related to the Incremental Term Facility. Each party acknowledges that (a) such terms are the result of extensive negotiations among the parties hereto and are an integral and necessary part of the Transactions and (b) the Transactions represent a unique opportunity for the Buyer, the Borrower and the Sponsor. For purposes of the Commitment Papers, “Closing Date” means the date of the funding of the Incremental Term Facility and consummation of the Acquisition. All references to “dollars” and “$” are to the lawful currency of the United States of America.

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

A – 1

Project Boson – Incremental Term Facility Commitment Letter

Exhibit A

CONFIDENTIAL	EXHIBIT B

Project Boson

$900.0 million Incremental Term Facility

“Term Sheet”1

Borrower:	Mister Car Wash Holdings, Inc., a Delaware corporation (the “Borrower”).

Lead Arrangers:

Jefferies Finance LLC, Deutsche Bank Securities Inc., U.S. Bank National Association, Truist Securities, Inc., Natixis New York Branch, Fifth Third Bank, National Association, BMO Capital Markets Corp., Citizens Bank, N.A. and Banco Santander, S.A., New York Branch (collectively, the “Lead Arrangers”).

Administrative Agent and Collateral Agent

Jefferies Finance LLC will succeed Bank of America, N.A. as the sole administrative agent (in such capacity, the “Administrative Agent”) and the sole collateral agent (in such capacity, the “Collateral Agent”), in each case, for the Lenders under the Incremental Term Facility described in this Term Sheet.

Syndication Agent:	One or more financial institutions reasonably acceptable to the Borrower and the Lead Arrangers.

Transactions:	As described on the “Transaction Description” attached to the Commitment Letter.

Lenders:

Jefferies Finance LLC and a syndicate of banks, financial institutions and other institutional lenders (collectively, the “Lenders”) arranged by the Lead Arrangers and reasonably acceptable to the Buyer (such acceptance not to be unreasonably withheld or delayed), including Relationship Lenders and excluding Disqualified Lenders.

Incremental Term Facility:

A senior secured first lien incremental term loan facility under and pursuant to the Existing Credit Agreement (the “Incremental Term Facility”) in an aggregate principal amount of $900.0 million (or such lower amount as the Buyer may request), plus, at the Buyer’s election, any Incremental Flex Increase.

Term loans provided under the Incremental Term Facility (the “Incremental Term Loans”) will be available to the Borrower in Dollars.

[1]

Capitalized terms used but not defined in this exhibit have the meanings set forth in the Commitment Letter to which this exhibit is attached, the other exhibits to the Commitment Letter or the Existing Credit Agreement, as the case may be. As used in this exhibit, “Administrative Agent,” “Lead Arrangers,” “Lenders,” and “Loans” refers to the Lead Arrangers, Lenders and Loans under the Incremental Term Facility described in this Term Sheet.

B – 1

Project Boson – Incremental Term Facility Commitment Letter

Exhibit B

Purpose:

Proceeds of the Incremental Term Loans will be used to finance the Transactions, including to pay (or to make one or more distributions to permit the applicable parent entity of the Borrower to pay) the consideration payable by the Buyer or any applicable affiliate pursuant to the terms of the Acquisition Agreement and Transaction Costs.

Documentation Principles:

The definitive documentation for the Incremental Term Facility (the “Facility Documentation”) will be (a) be prepared by counsel to the Buyer, (b) contain only the terms and conditions set forth in this Term Sheet and (c) be in the form of an Incremental Amendment to that certain Amended and Restated First Lien Credit Agreement, dated as of May 14, 2019 (as amended by that certain Amendment No. 1 to Amended and Restated First Lien Credit Agreement, dated as of February 5, 2020, that certain Amendment No. 2 to Amended and Restated First Lien Credit Agreement, dated as of June 4, 2021, that certain Amendment No. 3 to Amended and Restated First Lien Credit Agreement, dated as of December 8, 2021, that certain Amendment No. 4 to Amended and Restated First Lien Credit Agreement, dated as of December 12, 2022, that certain Amendment No. 5 to Amended and Restated First Lien Credit Agreement, dated as of March 27, 2024, and that certain Amendment No. 6 to Amended and Restated First Lien Credit Agreement, dated as of November 26, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among, inter alia, the Borrower, Hotshine IntermediateCo, Inc., a Delaware corporation (“Holdings”), and Bank of America, N.A., as administrative agent and collateral agent, effected in accordance with Section 2.16 of the Existing Credit Agreement. The foregoing is referred to herein, collectively, as the “Documentation Principles.” To the extent not specified in the Commitment Papers, the terms of the Facility Documentation will be negotiated in good faith and reasonably acceptable to the Lead Arrangers and the Borrower.

Availability:

The Incremental Term Loans may be drawn in a single drawing substantially concurrently with the consummation of the Acquisition. Amounts repaid or prepaid with respect to the Incremental Term Loans may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Maturity and Amortization:

The Incremental Term Loans will mature on March 27, 2031 (subject to extension with the consent of only the extending lender) and the Incremental Term Loans will amortize in equal quarterly installments equal to 0.25% of the original principal amount of the Incremental Term Loans during each year of the Incremental Term Facility (such payments subject to reduction as provided herein and in the Documentation Principles and such other reductions as the Buyer and the Lead Arrangers may agree), with the balance of the original principal amount of the Incremental Term Facility payable at maturity. Such amortization will commence at the end of the second full fiscal quarter ending after the Closing Date.

B – 2

Project Boson – Incremental Term Facility Commitment Letter

Exhibit B

Guarantees:	Same as the 2024-2 Refinancing Term Loans.

Security:	Same as the 2024-2 Refinancing Term Loans.

Mandatory Prepayments:

The Incremental Term Loans shall participate in any mandatory prepayments of Term Loans on a pro rata basis with the 2024-2 Refinancing Term Loans (provided that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt).

Voluntary Prepayments/Reductions in Commitments:	Voluntary prepayments of the Incremental Term Loans will be permitted at any time, without premium or penalty (other than any applicable Repricing Premium referred to below).

Prepayment Premium:

In the event of a Repricing Event with respect to all or any portion of the Incremental Term Loans prior to the six month anniversary of the Closing Date, the Borrower will pay a prepayment premium of 1.00% (the “Repricing Premium”) on the principal amount of the Incremental Term Loans prepaid, repaid or refinanced or, in the case of any amendment, the principal amount of the Incremental Term Loans subject to such amendment or subject to a mandatory assignment pursuant to the “yank a bank” provisions in connection with such amendment.

Notwithstanding the foregoing, the Repricing Premium will not be payable in connection with any of the following transactions: a Change of Control, a Qualifying IPO, a Restricted Payment, an Acquisition Transaction, an Enterprise Transformative Event or any dividend or other distribution or other debt repayment.

“Enterprise Transformative Event” means any merger, acquisition, amalgamation, investment, dissolution, liquidation, consolidation, or disposition that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

Representations and Warranties:	Same as under the Existing Credit Agreement.

Conditions Precedent to Initial Borrowing on the Closing Date:	Limited to the Financing Conditions and subject to the Certain Funds Provision.

B – 3

Project Boson – Incremental Term Facility Commitment Letter

Exhibit B

Affirmative Covenants:	Same as under the Existing Credit Agreement.

Negative Covenants:	Same as under the Existing Credit Agreement.

Financial Covenant:	None.

Unrestricted Subsidiaries:	Same as under the Existing Credit Agreement.

Events of Default:	Same as under the Existing Credit Agreement.

Voting:	Same as under the Existing Credit Agreement.

Yield Protection and Increased Costs:	Same as under the Existing Credit Agreement.

Defaulting Lenders:	Same as under the Existing Credit Agreement.

Assignments and Participations:	Same as under the Existing Credit Agreement.

Expenses and Indemnification:	Same as under the Existing Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Lead Arrangers:	Cahill Gordon & Reindel LLP.

B – 4

Project Boson – Incremental Term Facility Commitment Letter

Exhibit B

CONFIDENTIAL	ANNEX I TO EXHIBIT B Interest and Fees

Interest Rates:

The interest rates under the Incremental Term Facility will be as follows:

At the option of the Borrower, Term SOFR plus the Applicable Rate or Bate Rate plus the Applicable Rate.

As used herein:

“Applicable Rate” means, with respect to the Incremental Term Facility, initially, (i) 1.75% per annum, in the case of Base Rate Loans, and (ii) 2.75% per annum, in the case of SOFR Loans, in each case, subject to adjustment as specified in the following paragraphs.

“Closing Date First Lien Net Leverage Ratio” means the First Lien Net Leverage Ratio as of the last day of the most recent Test Period ended prior to the Closing Date, determined on a Pro Forma Basis as of the Closing Date in accordance with the Existing Credit Agreement.

From and after the first full fiscal quarter completed after the Closing Date, the Applicable Rate for Incremental Term Loans will be adjusted based on First Lien Net Leverage Ratio as follows (the “Pricing Grid”):

First Lien Net Leverage Ratio	Alternate Base Rate Spread	SOFR Spread
Greater than the Closing Date First Lien Net Leverage Ratio minus 0.50 to 1.00	1.75%	2.75%
Equal to or less than the Closing Date First Lien Net Leverage Ratio minus 0.50 to 1.00 but greater than the Closing Date First Lien Net Leverage Ratio minus 1.00 to 1.00	1.50%	2.50%
Equal to or less than the Closing Date First Lien Net Leverage Ratio minus 1.00 to 1.00	1.25%	2.25%

Notwithstanding the foregoing, at all times following the consummation of a Qualifying IPO, the rates otherwise applicable pursuant to the preceding provisions shall be reduced by 0.25%.

Interest on loans and all fees will be payable in arrears on the basis of a 360-day year (calculated on the basis of actual number of days elapsed), provided that interest on Base Rate Loans, when based on the Administrative Agent’s prime rate, will be payable in arrears on the basis of a 365-day year (or a 366-day year in a leap year), in each case calculated on the basis of the actual number of days elapsed.

B – I – 1

Project Boson – Incremental Term Facility Commitment Letter

Annex I to Exhibit B

Interest will be payable on SOFR Loans on the last day of the applicable interest period (and at the end of each three months, in the case of interest periods longer than three months) and upon prepayment, and on Base Rate Loans quarterly and upon prepayment.

Default Rate:	Same as the Existing Credit Agreement.

B – I – 2

Project Boson – Incremental Term Facility Commitment Letter

Annex I to Exhibit B

CONFIDENTIAL	EXHIBIT C

Project Boson

$900.0 million Incremental Term Facility

“Conditions Annex”1

The commitments of the Initial Lenders, the availability and funding of the Incremental Term Facility and the Lead Arrangers’ and other agents’ agreements to perform the services described in this Commitment Letter are, in each case, subject solely to the satisfaction (or waiver by the Lead Arrangers) of the following conditions precedent:

1. Confirmation from the Borrower (in the form of an officer’s certificate) to the Lead Arrangers that,

(a)

the Acquisition either (i) has been consummated or (ii) will be consummated in accordance with the terms of the Acquisition Agreement substantially concurrently with the funding of the Incremental Term Facility; and

(b)

since its execution, the Acquisition Agreement has not been amended, supplemented, waived or modified pursuant to its terms in a manner that in the aggregate (when taken as a whole) is materially adverse to the Commitment Parties, in their respective capacities as such, without the written consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that each Lead Arranger shall be deemed to have consented to such amendment, supplement, waiver or modification unless it shall object in writing thereto within three business days of being notified or otherwise becoming aware of such amendment, waiver or modification;

provided further, that

(i) an amendment, supplement, waiver or modification of the Acquisition Agreement that does not increase the cash purchase price thereunder to be paid on the Closing Date or that has the effect of reducing the purchase price thereunder, will, in each case, be deemed not to be materially adverse to the interests of the Commitment Parties and any such reduction will be allocated to reduce the Incremental Term Loans;

(ii) an amendment, supplement, waiver or modification of the Acquisition Agreement that has the effect of increasing the purchase price thereunder will be deemed not to be materially adverse to the Commitment Parties if such increase is not funded with indebtedness for borrowed money incurred on the Closing Date (other than indebtedness in form of borrowings under the Target’s existing revolving credit facility);

(iii) an amendment, supplement, waiver or modification of the Acquisition Agreement to a provision requiring that the Acquisition not be consummated prior to a particular date or prior to consummation of a period of time, notwithstanding the satisfaction of conditions to the consummation of the Acquisition set forth therein will be deemed not to be materially adverse to the Commitment Parties;

[1]

All capitalized terms used but not defined in this exhibit have the meanings given to them in the Commitment Letter to which this exhibit is attached, including the other exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this exhibit is determined by reference to the context in which it is used.

C – 1

Project Boson – Incremental Term Facility Commitment Letter

Exhibit C

and

(iv) any change to, or waiver with respect to, the definition of “Company Material Adverse Effect” contained in the Acquisition Agreement will be deemed to be materially adverse to the interests of the Commitment Parties.

2. Since the Balance Sheet Date (as defined in the Acquisition Agreement as in effect on the date of this Commitment Letter) there shall not have occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement) that would result in the failure of a condition precedent to the Buyer or a subsidiary of the Buyer’s obligation to consummate the Acquisition under the Acquisition Agreement or that would give the Buyer or a subsidiary of the Buyer’s party to the Acquisition Agreement the right (taking into account any notice and cure provisions) to terminate the Buyer’s or such subsidiary of the Buyer’s obligations pursuant to the terms of the Acquisition Agreement.

3. The Commitment Parties will have received an amendment to the Existing Credit Agreement, evidencing and setting forth the terms of the Incremental Term Facility, executed by the Borrower and the Guarantors, containing terms that are materially consistent with the provisions of the Term Sheet and the Documentation Principles and subject to the Certain Funds Provision.

4. The Commitment Parties will have received the following (collectively, the “Closing Deliverables”) in each case subject to the Certain Funds Provision and the Documentation Principles:

(a)

customary legal opinions from the Borrower’s counsel with respect to the Incremental Term Facility to be funded on the Closing Date; provided that such legal opinions shall be limited to those delivered by the Borrower’s New York counsel and counsel engaged with respect to the jurisdiction of incorporation or organization of the Borrower and each applicable Guarantor;

(b)

an officer’s certificate containing (i) certification of organizational documents and appropriate authorizing resolutions and (ii) a customary incumbency certificate from officers of the Loan Parties executing the Facility Documentation;

(c)	good standing certificates (to the extent applicable) from the Secretary of State or such other office of the Loan Parties’ jurisdiction of organization;

(d)	a solvency certificate substantially in the form attached to the Existing Credit Agreement as Exhibit I from the chief financial officer or other officer with equivalent duties of the Borrower; and

(e)	a borrowing request, which may be delivered on or prior to the Closing Date, which (if delivered prior to the Closing Date) shall be deemed to be conditioned on the consummation of the Transactions.

5. Subject to the Certain Funds Provision, the accuracy of the Acquisition Agreement Representations and the Specified Representations in all material respects on and as of the Closing Date; provided that, to the extent that the Acquisition Agreement Representations and the Specified Representations specifically refer to an earlier date, they shall be accurate in all material respects as of such earlier date.

6. Solely to the extent such financial statements have actually been delivered by the Borrower to the Buyer, the Lead Arrangers shall have received any financial statements of the Borrower required to be delivered after the Original Commitment Letter Date in accordance with Section 6.01(a) and 6.01(b) of the Existing Credit Agreement.

C – 2

Project Boson – Incremental Term Facility Commitment Letter

Exhibit C

7. The Lenders will have received at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date (a) all outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary FinCEN beneficial ownership certificate, that in each case has been requested in writing at least ten Business Days (as defined in the Acquisition Agreement) prior to the Acquisition Date.

8. Payment of fees and expenses due to the Commitment Parties under the Commitment Papers, to the extent such expenses are invoiced in reasonable detail at least two business days prior to the Acquisition Date (except as otherwise reasonably agreed to by the Buyer) and required to be paid on the Closing Date, it being agreed that such fees and expenses may be paid with the proceeds of the funding of the Incremental Term Facility.

9. The Closing Date shall not occur prior to the date that is sixty (60) days after the Original Commitment Letter Date.

C – 3

Project Boson – Incremental Term Facility Commitment Letter

Exhibit C